EXHIBIT 10.2

Description of Automatic Grant of Directors’ Restricted Stock Awards
Pursuant to the Terms of the
Occidental Petroleum Corporation 2005 Long-Term Incentive Plan

In May 2010, pursuant to section 4.5 of the Corporation’s 2005 Long-Term Incentive Plan (the “Plan”), the Board of Directors (the “Board”) restated its resolutions adopted in February 2006 and 2007 with respect to annual and special restricted stock awards to be granted automatically to non-employee directors (the “Automatic Grants”) pursuant to the Plan to increase the grant to the Lead Independent Director and to provide for special grants to Committee Chairs appointed other than at an Annual Meeting.  All other provisions of the automatic grants, including the form of award, remain unchanged. The following sets forth the restated automatic grant program:

(a) Annual Awards.  On the first business day following each annual meeting during the term of the Plan, each Non-Employee Director who is then a member of the Board shall be awarded five thousand (5,000) whole shares of Restricted Stock.

(b) Special Awards.  On the first business day following each annual meeting during the term of the Plan:

 (i) each Non-Employee Director who is then serving as a Chairman of one or more committees of the Board shall be awarded eight hundred (800) whole shares of Restricted Stock with respect to each such position, in addition to any Award he or she may be granted pursuant to (a) above; and

(ii) the Non-Employee Director who is then serving as Lead Independent Director shall be awarded three thousand (3,000) whole shares of Restricted Stock with respect to such position, in addition to any Award he or she may be granted pursuant to (a) and (b)(i) above.

(c) Interim Awards.

(i)           If, following an annual meeting, a Non-Employee Director is elected during the term of the Plan other than at an annual meeting, then on the first business day following his or her election as a member of the Board, such newly elected Non-Employee Director shall be awarded the number of shares (rounded up to the nearest whole share) of Restricted Stock equal to five thousand (5,000) multiplied by a fraction, the numerator of which is the number of regularly scheduled Board meetings from the date of his or her election until the next annual meeting and the denominator of which is the number of regularly scheduled Board meetings between the immediately preceding annual meeting and the next scheduled annual meeting, provided that such Non-Employee Director did not receive an Annual Award in the immediately preceding twelve months; and

(ii)           If a Non-Employee Director is appointed to serve as a Chairman of one or more committees of the Board at any time other than at an annual meeting, then, on the first business day following the next regularly scheduled annual meeting during the term of the Plan, such Non-Employee Director shall be awarded with respect to each such position the number of shares (rounded up to the nearest whole share) of Restricted Stock equal to eight hundred (800) multiplied by a fraction, the numerator of which is the number of regularly scheduled committee meetings, to which he or she has been appointed Chairman of, remaining from the date of his or her selection as Chairman of one or more Board committees until the next annual meeting and the denominator of which is the number of regularly scheduled committee meetings, to which he or she has been appointed Chairman of,  between the immediately preceding annual meeting and the next regularly scheduled annual meeting; provided however, that if following the appointment of such Non-Employee Director as a Chairman of a Board Committee, the number of such positions held by such Non-Employee Director has not increased from the number of positions for which he or she received a Special Award following the immediately preceding annual meeting, then the Non-Employee Director shall not be entitled to an Interim Award.